Registration Statement No. 333-178202

Filed pursuant to Rule 424(b)(3)

Amendment dated March 4, 2014 to

Pricing Supplement No. 6, dated December 2, 2011 and Pricing Supplement No. 5, dated December 1, 2011 to Prospectus Supplement and Prospectus each dated November 28, 2011 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 5, 2014 and March 4, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$6,000,000	83.048%	$4,982,880	February 20, 2014
$2,000,000	84.890%	$1,697,800	March 3, 2014
$12,500,000	84.687%	$10,585,875	March 4, 2014

Linked to the Rogers International Commodity Index

— Agriculture Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between February 5, 2014 and March 4, 2014:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,500,000	84.273%	$1,268,595	March 3, 2014

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$22,000,000	84.251%	$18,535,150	$2,387.33(1)

(1)   The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of this pricing supplement, there are unused registration fees of $33,575.96 that have been paid in respect of the securities covered by pricing supplement No. 6 and No. 5 under the registration statement on Form F-3 (No. 333-178202) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $31,188.63 remain available for future offerings for such pricing supplements described above.